UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/01/2011

Myriad Genetics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-26642

Delaware	87-0494517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

320 Wakara Way
Salt Lake City, Utah 84108
(Address of principal executive offices, including zip code)

801-584-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 1, 2011, Myriad Genetics, Inc. (the "Company") announced that its Board of Directors authorized a third stock repurchase program of $100 million, following the completion of its two previously authorized stock repurchase programs that totaled $200 million initiated in May and August 2010. In connection with this stock repurchase program, on March 1, 2011 the Company entered into an accelerated share repurchase agreement (the "ASR Agreement") with JPMorgan Chase Bank, acting through its agent J.P. Morgan Securities LLC, to repurchase approximately $50 million of the Company's common stock.

Under the ASR Agreement, J.P. Morgan will deliver to the Company, on March 4, 2011, shares of the Company's common stock equal to the aggregate purchase price of $50 million divided by the Company's volume-weighted average price of trading on March 3, 2011. The initial number of shares of common stock will be adjusted based on a discounted average of a daily volume-weighted average price of the common stock over a measurement period, the exact termination date of which will be selected by J.P. Morgan. After the termination of this period, the Company may receive additional shares of common stock or be required to remit, at the Company's election, cash or additional shares of common stock based on this average price.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for its third fiscal quarter ending March 31, 2011.

The remaining $50 million of authorization will be made through the open market or privately negotiated purchases as determined by the Company's management. The Company expects to complete the stock repurchase program on or before December 31, 2011.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit 99.1      Press release dated March 1, 2011 announcing Board of Directors authorization of a stock repurchase program and Company entering into an accelerated share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myriad Genetics, Inc.

Date: March 01, 2011	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release dated March 1, 2011 announcing Board of Directors authorization of a stock repurchase program and Company entering into an accelerated share repurchase program.